UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

POTOMAC ELECTRIC POWER COMPANY

(Exact name of registrant as specified in its charter)

District of Columbia and Virginia	001-01072	53-0127880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068
		(Zip Code)

Registrant’s telephone number, including area code (202) 872-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Potomac Electric Power Company (the Company) has entered into a Purchase Agreement, dated March 28, 2012 (the Purchase Agreement), with Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and RBS Securities Inc., as representatives of the several underwriters named therein (collectively, the Underwriters), for the offer and sale of $200,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 3.05% Series due April 1, 2022 (the Bonds) in an underwritten offering registered on a Registration Statement on Form S-3 (Registration No. 333-169477-03), which was filed with the Securities and Exchange Commission on September 20, 2010. The Purchase Agreement is filed herewith as Exhibit 1.1 and the form of Bond is filed herewith as Exhibit 4.1. The Bonds are initially being offered to the public at a price of 99.710% of the principal amount. At the closing of the offering, which is scheduled to occur on April 4, 2012, the Company will realize, after deduction of the underwriting discount of 0.65% of the principal amount and before deduction of offering expenses, net proceeds of approximately $198.1 million.

The Bonds will be issued under the Mortgage and Deed of Trust, dated July 1, 1936, between the Company and The Bank of New York Mellon, as trustee (the Mortgage Trustee), as amended and supplemented from time to time, including pursuant to the Supplemental Indenture, dated as of March 28, 2012 (the Supplemental Indenture), relating to the issuance of the Bonds (the Mortgage). Subject to the exceptions and limitations contained in the Mortgage, the Bonds will be secured, together with all bonds now or hereafter issued, under the Mortgage, by a first lien (subject to certain leases, permitted liens and other minor matters) on substantially all of the Company’s real and personal property and franchises. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.2.

The Company may redeem all or any portion of the Bonds at its option, at any time prior to their maturity, at the redemption price described below. The Company will give notice of its intent to redeem the Bonds at least 30 days, but no more than 60 days, prior to the redemption date. If the Company redeems all or any part of the Bonds as described above, the Company will pay a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds being redeemed; and (ii) a make-whole amount as set forth in the Supplemental Indenture, plus, in each case, accrued and unpaid interest on such Bonds to, but not including, the redemption date.

The Company intends to use a portion of the net proceeds from this offering to cause the redemption of all of the $38.3 million of outstanding 5 3/8% Pollution Control Revenue Refunding Bonds (Potomac Electric Project), 1994 Series (the Pollution Control Bonds), which were issued for the Company’s benefit by the Industrial Development Authority of the City of Alexandria, Virginia. The Pollution Control Bonds are secured by a like principal amount of the Company’s First Mortgage Bonds, Series 5 3/8% due 2024, which under the terms of the Mortgage will be deemed to be redeemed when the Pollution Control Bonds are redeemed. The Company will use the remainder of the net proceeds of the offering to repay its outstanding commercial paper balances and for general corporate purposes.

The legality opinion of Kirk J. Emge, General Counsel of the Company, relating to the issuance of the Bonds, is filed herewith as Exhibit 5.1.

In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation. In addition, affiliates of certain of the Underwriters are paying agents under the Company’s commercial paper programs and lenders under the Company’s primary credit facility, and from time to time perform treasury services for the Company. Furthermore, an affiliate of Wells Fargo Securities, LLC, one of the Underwriters, is a holder of a portion of the commercial paper that the Company intends to repay using the net proceeds of the offering of the Bonds. As a consequence, Wells Fargo Securities, LLC, through its affiliate, is expected to receive more than 5% of the net proceeds of such offering.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement, dated March 28, 2012, among the Company and Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBS Securities Inc., as representatives of the several Underwriters named therein

4.1	Form of First Mortgage Bond, 3.05% Series due April 1, 2022 (included in Exhibit 4.2)

4.2	Supplemental Indenture, dated as of March 28, 2012, with respect to the Mortgage and Deed of Trust, dated July 1, 1936

5.1	Opinion of Kirk J. Emge, Esq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC ELECTRIC POWER COMPANY

Date: March 28, 2012		/s/ A.J. KAMERICK
	Name:	Anthony J. Kamerick
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement, dated March 28, 2012, among the Company and Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBS Securities Inc., as representatives of the several Underwriters named therein

4.1	Form of First Mortgage Bond, 3.05% Series due April 1, 2022 (included in Exhibit 4.2)

4.2	Supplemental Indenture, dated as of March 28, 2012, with respect to the Mortgage and Deed of Trust, dated July 1, 1936

5.1	Opinion of Kirk J. Emge, Esq.